Exhibit 99.1

Envision Solar Announces Closing of Upsized $12.0 Million Public Offering

SAN DIEGO, CALIF. – April 18, 2019 – Envision Solar International, Inc., (NasdaqCM: EVSI, EVSIW) (“Envision Solar,” or the “Company”), a leading producer of unique and sustainable infrastructure products for electric vehicle charging, energy security and outdoor media, today announced the closing of its previously announced underwritten public offering of 2,000,000 units at a price to the public of $6.00 per unit. Each unit issued in the offering consisted of one share of common stock and one warrant to acquire one share of common stock at an exercise price of $6.30 per share. No units were issued. The common stock and warrants were immediately separable from the units and were issued separately. The common stock and warrants began trading on The Nasdaq Capital Market on April 16, 2019, under the symbols "EVSI" and "EVSIW," respectively. Envision Solar received gross proceeds of $12.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. Concurrent with the offering, the Company effectuated a reverse split of its common stock at a ratio of 1-for-50.

Envision Solar granted the underwriters a 45-day option to purchase up to 300,000 additional shares of common stock at the public offering price to cover over-allotments, if any. The underwriters have already exercised their option to purchase an additional 300,000 warrants. The offering closed on April 18, 2019.

Maxim Group LLC acted as the Sole Book-Running Manager and Joseph Gunnar & Co. acted as co-manager for the offering.

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, is a sustainable technology innovation company whose unique and patented products include the EV ARC™ and the Solar Tree® with EnvisionTrak™ patented solar tracking, SunCharge™ solar Electric Vehicle Charging, ARC™ technology energy storage, and EnvisionMedia solar advertising displays.

Based in San Diego, the company produces Made in America products. Envision Solar is listed on The Nasdaq Capital Markets under the symbol EVSI. For more information visit www.envisionsolar.com, call (858) 799-4583. Follow us on social media to keep up with the latest news: Facebook, Twitter, Instagram, and YouTube.

Contact:

Lucia Asbury

Envision Solar International, Inc.

(858) 799-4583

gosolar@envisionsolar.com